Yuval Horn, Keren Kanir*, Roy Ribon, Ohad Mamann, Orly Sternfeld, Paz Abercohen,
Danielle Wassner, Shimrit Roznek, Assaf Unger, Uri Dotan, Maya Weiss Donin,
Victoria Zilberman, Alon Shafrir, Tal Gazanda

* Also admitted in New York

Tel-Aviv, June 27, 2018
Ref: 6066/60

To:

Vascular Biogenics Ltd.

6 Jonathan Netanyahu St.

Or Yehuda, Israel 60376

Ladies and Gentlemen:

Re: Registration Statement on Form F-3

We have acted as Israeli counsel for Vascular Biogenics Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form F-3 (File No. 333-207250) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated as of June 25, 2018 (the “Prospectus Supplement”) in connection with the sale and issuance to the Purchasers, as defined below, by the Company of: (i) an aggregate of 5,904,762 ordinary shares, par value NIS 0.01 per share of the Company (the “Shares”) and (ii) Series A warrants to purchase up to 2,952,381 ordinary shares, par value NIS 0.01 per share of the Company and Series B warrants to purchase up to 2,952,381 ordinary shares, par value NIS 0.01 per share of the Company (the Series A warrants and Series B warrants are collectively referred to as the “Warrants” and the underlying ordinary shares shall be referred to as the “Warrant Shares”) pursuant to the Securities Purchase Agreement dated June 25, 2018 by and between the Company and each of the Purchasers parties thereto (the “Securities Purchase Agreement” and the “Purchasers”, respectively).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the Prospectus Supplement; (ii) resolution of the board of directors which have heretofore been approved in connection with the issuance of the Shares, the Warrants and the Warrant Shares; and (iii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that upon payment to the Company of the combined consideration per Share and Warrant as described in the Prospectus Supplement and, with respect to item 3 below, upon payment of the Warrant exercise price:

1.	The Shares have been duly authorized and, when issued and sold pursuant to the Securities Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable;
2.	The Warrants have been duly authorized, and, when issued, delivered and paid for as described in the Securities Purchase Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and
3.	The Warrant Shares, when and if issued upon exercise of the Warrants in the manner described in the Securities Purchase Agreement and in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Form 6-K and to the reference to our firm appearing under the caption “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Securities Purchase Agreement that may alter, affect or modify the opinions expressed herein.

Sincerely yours,
/s/ Horn & Co. Law Offices
Horn & Co. Law Offices